UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2020

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACLS	NASDAQ Global Select Market

Item 1.01 Entry Into a Material Definitive Agreement.

Senior Secured Credit Facilities Credit Agreement and Guarantee and Collateral Agreement

On July 31, 2020, Axcelis Technologies, Inc. (the “Company”) entered into (i) a Senior Secured Credit Facilities Credit Agreement (the “Credit Agreement”) with the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, as lenders (collectively, referred to as the “Lender”), and Silicon Valley Bank, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”) and (ii) a Guarantee and Collateral Agreement (the “Collateral Agreement”) made by the Company in favor of the Agent.

Amount. The Credit Agreement provides for a revolving credit facility in an aggregate principal amount not to exceed $40.0 million, including a letter of credit sub-facility in the aggregate availability amount of $7.0 million (as a sublimit of the revolving loan facility) (the “Letters of Credit”), and a swingline sub-facility in the aggregate availability amount of $10.0 million (as a sublimit of the revolving loan facility). The Company has no immediate plans to borrow under the Credit Agreement, but will use the facility for Letters of Credit, for ongoing working capital and to fund general corporate purposes, as desired.

Maturity. The revolving credit facility terminates on August 3, 2023 (the “Termination Date”), with any Letters of Credit maturing 15 days prior to the Termination Date.

Interest Rate. Interest is payable in arrears on each interest payment date, based on LIBOR or base rate, in the Company’s discretion. Interest accrues at a rate of LIBOR plus 2.25% or base rate plus 1.25%, as applicable, subject to customary interest rate floors.

Security. The Company’s obligations are secured by a security interest, senior to any current and future debts and to any security interest, in all of the Company’s right, title, and interest in, to and under substantially all of the Company’s assets, subject to limited exceptions, including permitted liens.

Covenants; Representations and Warranties; Other Provisions. The Credit Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, guaranties, liens, fundamental changes, mergers and consolidations, dispositions of assets, investments and loans, certain corporate changes, and transactions with affiliates.

Default Provisions. The Credit Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. Pursuant to the Credit Agreement and the Collateral Agreement, after the occurrence of an event of default, Agent may, among other things, (i) accelerate payment of all obligations and terminate the Lender’s commitments under the Credit Agreement, or (iii) notify any of Company’s account obligors to make payment directly to Agent. During the existence of an event of default, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2.00%.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement as filed as an exhibit to the Company’s report on Form 10-Q for the quarter ending September 30, 2020, at which time it will be incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition

On August 4, 2020, Axcelis Technologies, Inc. issued a press release regarding its financial results for its quarter ended June 30, 2020. The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement and the Collateral Agreement is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 4, 2020. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2020	Axcelis Technologies, Inc.

	By:	/s/ KEVIN J. BREWER
Kevin J. Brewer
Executive Vice President
and Chief Financial Officer

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